                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          MEDICAL MANAGER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          MEDICAL MANAGER CORPORATION
                  3001 NORTH ROCKY POINT DRIVE EAST, SUITE 400
                              TAMPA, FLORIDA 33607

                             ---------------------

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

TO THE STOCKHOLDERS OF MEDICAL MANAGER CORPORATION:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Medical Manager Corporation, a Delaware corporation (the "Company"), will be held on June 9, 1998 at 10:00 a.m., Eastern Daylight Savings Time, at the Company's Alachua, Florida offices located at 15151 N.W. 99th Street, Alachua, Florida 32615, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

     (1) To re-elect Richard W. Mehrlich, Raymond Kurzweil and Chris A. Peifer to serve on the Company's Board of Directors until the 2001 Annual Meeting of Stockholders or until the election and qualification of their respective successors;

     (2) To consider and vote upon a proposal to amend the Company's 1996 Long-Term Incentive Plan to increase from 10% to 12% the percentage of the Company's issued and outstanding shares of Common Stock for which options may be granted from time to time;

     (3) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998; and

     (4) To transact such other business as may properly come before the meeting.

     Pursuant to the Company's By-laws, the Board of Directors has fixed the close of business on May 5, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A FORM OF PROXY AND THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 ARE ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Franklyn M. Krieger
                                          Secretary and Associate General
                                          Counsel

Tampa, Florida
May 5, 1998

                          MEDICAL MANAGER CORPORATION
                  3001 NORTH ROCKY POINT DRIVE EAST, SUITE 400
                              TAMPA, FLORIDA 33607
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Medical Manager Corporation, a Delaware corporation (the "Company"), for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 9, 1998 at 10:00 a.m., Eastern Daylight Savings Time, at the Company's Alachua, Florida offices located at 15151 N.W. 99th Street, Alachua, Florida 32615. The approximate date on which this proxy statement and the enclosed form of proxy will be sent to stockholders will be May 5, 1998. The form of proxy provides a space for you to indicate your vote for each proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, the proxy will be voted by the persons therein named for each of the following purposes: (i) to re-elect Richard W. Mehrlich, Raymond Kurzweil and Chris A. Peifer to serve on the Company's Board until the 2001 Annual Meeting of Stockholders or until their successors are elected and qualified, (ii) to consider and vote upon an amendment to the Company's 1996 Long-Term Incentive Plan as set forth herein, (iii) to ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998; and (iv) in their discretion, to consider and vote upon such other business as may properly come before the Annual Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     The cost of the Board's proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and facsimile, all without extra compensation.

     The Board has set the close of business on May 5, 1998 as the record date (the "Record Date") for the Annual Meeting. Each share of the Company's common stock, par value $.01 per share (the "Common Stock"), entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares of the Common Stock. The Company had 21,482,695 shares of the Common Stock issued and outstanding as of April 29, 1998.

     Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

     A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's principal executive offices located at 3001 North Rocky Point Drive East, Suite 400, Tampa, Florida 33607, for a period of 10 days prior to the Annual Meeting for examination by any stockholder.

     Officers and directors of the Company beneficially own approximately 39.1% of the outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

     A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM OF PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                NAME                   AGE                          POSITION
                ----                   ---                          --------
Michael A. Singer....................  50    Chairman of the Board; Chief Executive Officer
John H. Kang.........................  35    President; Director
Lee A. Robbins.......................  56    Vice President, Treasurer and Chief Financial Officer
John P. Sessions.....................  56    Vice President and Chief Operating Officer
Frederick B. Karl, Jr................  43    Vice President and General Counsel; Director
Franklyn M. Krieger..................  35    Secretary and Associate General Counsel
Courtney F. Jones....................  58    Director
Raymond Kurzweil.....................  50    Director
Richard W. Mehrlich..................  50    Director
Chris A. Peifer......................  50    Director

     Michael A. Singer has been Chairman of the Board and Chief Executive Officer of the Company since the consummation of the Company's initial public offering (the "IPO") in February 1997. Mr. Singer is the founder of Medical Manager Research & Development, Inc. ("MMR&D"), one of the five businesses (each a "Founding Company" and collectively the "Founding Companies") acquired by the Company in separate transactions (the "Mergers") as part of the IPO, and the principal inventor of The Medical Manager(R) software program. From MMR&D's inception in 1981, Mr. Singer has been a director and its President and Chief Executive Officer. Mr. Singer received a B.A. in Business Administration from the University of Florida in 1969 and a Masters degree in Economics from the University of Florida in 1971.

     John H. Kang has been President and director of the Company since July 1996. Mr. Kang is the founder of Medical Manager Southeast, Inc. ("MMSE"), the Company's wholly-owned subsidiary which provides direct sales, marketing and support to customers in its Southeast region, and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital, Ltd., a private investment firm, and is currently its President. Since May 1995, Mr. King has been a director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy. Mr. Kang also has been a director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 until September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang is also currently a director of Coast Dental Services, Inc., a company which is traded on the Nasdaq National Market. Mr. Kang received an A.B. in Economics from Harvard College in 1985.

     Lee A. Robbins has been Vice President of the Company since November 1996 and Chief Financial Officer since the consummation of the IPO. From July 1995 through November 1996, Mr. Robbins served as Vice President and Chief Financial Officer of American Ophthalmic Incorporated, a physician practice management company. From 1985 to June 1995, he was Vice President and Chief Financial Officer of Puritan-Bennett Corporation, a respiratory equipment company. Before entering the health care management industry in 1985, Mr. Robbins held a number of financial positions with Armco Inc., a Fortune 500 company based in Middletown, Ohio. Mr. Robbins received a B.S. in Accounting from the University of Cincinnati and an M.B.A. from Xavier University.

     John P. Sessions has been Vice President and Chief Operating Officer of the Company since April 1997. Prior to joining the Company, Mr. Sessions was employed as Executive Vice President and Chief Operating Officer of Companion Technologies, Inc., a subsidiary of Blue Cross/Blue Shield of South Carolina, from 1995 to 1997. From 1986 to 1995, Mr. Sessions served as Vice President and Chief Operating Officer of Companion Technologies, Inc. Mr. Sessions graduated from the Electronic Computer Programming Institute of the University of South Carolina in 1968 with a degree in Computer Science.

     Frederick B. Karl, Jr. has been Vice President and General Counsel of the Company since the consummation of the IPO, and became a director in April 1997. Mr. Karl also served as the Secretary of the Company from the consummation of the IPO until July 1997. Mr. Karl has been the General Counsel of

MMR&D since 1988, and also has served as a Vice President of MMR&D since 1990. Mr. Karl provided legal services to MMR&D from 1984 through 1988 while he was in private practice. Mr. Karl received a B.A. from Florida State University in 1977 and a J.D. from the University of Florida College of Law in 1981.

     Franklyn M. Krieger has been the Associate General Counsel of the Company since October 1996 and has been the Secretary since July 1997. Prior to joining the Company, Mr. Krieger was engaged in the private practice of law. Mr. Krieger received a B.A. from the State University of New York at Buffalo in 1985 and a J.D. from Wayne State University in 1988.

     Courtney F. Jones has been a director of the Company since April 1997. Mr. Jones has served as Director, Chairman of the Audit Committee and Member of the Executive Committee of First Data Corporation since its inception in 1992. Prior to that, Mr. Jones served as Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1989 to 1990, Director, Executive Vice President and Chief Financial Officer of Merrill Lynch & Co. from 1985 to 1989 and Secretary to the Finance Committee of the Board of Directors and Treasurer of General Motors Corporation from 1982 to 1985. Mr. Jones received his B.S. degree from Wayne State University in 1963 and his M.B.A. degree from the University of Chicago in 1968.

     Raymond Kurzweil has been a director of the Company since April 1997. Mr. Kurzweil is the founder of Kurzweil Applied Intelligence, Inc. ("KAI") and served as Chief Technology Officer of KAI from its inception in 1982 to 1997. Mr. Kurzweil currently serves as a consultant to KAI. Mr. Kurzweil has also served as the Chairman and Chief Executive Officer of Kurzweil Educational Systems, Inc. and Kurzweil Technologies, Inc. since 1996 and 1995, respectively. Mr. Kurzweil also serves on the Board of Directors of Wang Laboratories, Inc. Mr. Kurzweil received a B.S. degree in Computer Science and Literature from Massachusetts Institute of Technology in 1970.

     Richard W. Mehrlich has been a director of the Company since consummation of the IPO. Mr. Mehrlich is the founder of Medical Manager Sales & Marketing, Inc. ("MMS&M"), the Company's wholly-owned subsidiary which coordinates its national sales and marketing activities. Mr. Mehrlich served as the President and Chief Executive Officer of MMS&M from 1980 through 1997. Mr. Mehrlich served as the Executive Vice President -- Sales & Marketing of the Company from January 1997 through September of 1997. Mr. Mehrlich's previous experience includes serving as Director of Marketing for Dynabyte Corporation, a microcomputer hardware manufacturer, and as a regional sales representative for Texas Instruments, Component Sales Division. Mr. Mehrlich received a degree in Electrical Engineering from the Milwaukee School of Engineering in 1970.

     Chris A. Peifer has been a director of the Company since April 1997. Mr. Peifer has been the President of Tice Financial Services, Inc. ("Tice") in Tampa, Florida since 1987. Prior to joining Tice, Mr. Peifer was Chairman and Chief Executive Officer of EESCO, Inc., a regional distributor of electrical equipment headquartered in Chicago, Illinois, from 1985 to 1987. From 1982 to 1985, Mr. Peifer was President and Chief Executive Officer of Bass & Company of Atlanta, Georgia. Mr. Peifer was a founder and served as a director of The Commercial Bank of Georgia from 1988 to 1996. Mr. Peifer has served as a director of PrimeSource of Dallas, Texas from 1989 to the present. Mr. Peifer received a B.A. degree from Denison University in 1970 and an M.B.A. degree from the Kellogg School at Northwestern University.

BOARD CLASSIFICATION

     The Board is divided into three classes, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1998, 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. Mr. Singer has the right to designate up to two directors of the Company. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board has established an Audit Committee and a Compensation Committee, each of which consists solely of independent directors, to assist it in carrying out its duties.

     The Audit Committee is responsible for recommending to the Board the selection of the independent certified public accountants, reviewing the arrangements and scope of the independent audit, and reviewing all financial statements. Messrs. Jones, Kurzweil and Peifer comprise the membership of the Audit Committee.

     The Compensation Committee is responsible for making recommendations to the Board concerning executive compensation, including base salaries, bonuses and criteria for their award, stock option plans, stock option grants and other benefits. The Compensation Committee also administers the Company's 1996 Long-Term Incentive Plan and Amended and Restated 1996 Non-Employee Directors' Stock Plan. Messrs. Jones, Kurzweil and Peifer comprise the membership of the Compensation Committee.

DIRECTOR COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Under the Company's current compensation policy, non-employee directors will receive an annual retainer of $2,000, plus a $1,000 fee for attending each meeting of the Board and each Board committee meeting. Such cash fees may, at the election of the director, be paid instead in the form of shares of the Common Stock or options to purchase shares of the Common Stock, or be deferred in the form of "deferred shares," under the Company's Amended and Restated 1996 Non-Employee Directors' Stock Plan. In addition, under such plan, each non-employee director will automatically receive an option to acquire, at the then current market price, a specified number of shares of the Common Stock (currently 10,000 shares) upon such person's initial election as a director, and, subject to a limited exception, an annual option to acquire, at the then current market price, a specified number of shares (currently 5,000 shares) at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director. Directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, in their capacity as directors. The Board will periodically review and may revise the compensation policies for non-employee directors.

                             EXECUTIVE COMPENSATION

     The Company was incorporated in July 1996, conducted no significant operations and generated no revenue prior to the closing of the IPO and did not pay any of its executive officers compensation during 1996, except for Mr. Robbins whose employment commenced on November 25, 1996.

     Each of Messrs. Singer, Kang, Mehrlich, Karl and Robbins has entered into an employment agreement with the Company providing for an annual base salary of $150,000 and a bonus to be determined annually pursuant to an incentive bonus plan which may be established by the Company. Each of these employment agreements is for a term of five years. Mr. Krieger has entered into an employment agreement with the Company providing for an annual base salary of $125,000 and a bonus to be determined annually pursuant to the referenced incentive bonus plan which may be established by the Company. Mr. Krieger's employment agreement has a term of three years. Effective as of the expiration of the initial terms and as of each anniversary dates thereof, the terms for each of the employment agreements shall be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than two months prior to each such respective date, the Company shall have given notice to the employee that the terms shall not be so extended. Each of the employment agreements provides that, in the event of a termination of employment by the Company without cause (other than upon the death or disability of the employee) or by the employee for good reason (including a notice of termination by such employee following a change of control of the Company, as defined in the employment agreement, or the non-renewal of the employment agreement by the Company), the employee shall be entitled to severance payments equal to the employee's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 24 months (the "Severance Period"). The employee will also be entitled to coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the employee is participating at the time of termination, for the continuation of the Severance Period, provided that the employee does not have comparable substitute coverage from another employer. Each employment agreement contains a covenant not to compete with the Company during the period of employment, as well as during the Severance Period, without the prior approval of the Board.

     The following table shows remuneration paid or accrued since the Company's inception to the Chief Executive Officer and to each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus during the fiscal year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers") for services in all capacities while they were employees of the Company, and the capacities in which the services were rendered.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                         ---------------------------
                                                  ANNUAL COMPENSATION    RESTRICTED     SECURITIES
                                                  --------------------     STOCK        UNDERLYING
       NAME AND PRINCIPAL POSITION         YEAR    SALARY      BONUS     AWARDS($)       OPTIONS
       ---------------------------         ----   ---------   --------   ----------   --------------
Michael A. Singer........................  1997   $141,269         --                             --
  Chief Executive Officer
John H. Kang.............................  1997   $139,126         --                             --
  President
Lee A. Robbins...........................  1997   $150,000         --                 120,000 shares
  Vice President, Treasurer and Chief      1996   $ 12,500         --                             --
  Financial Officer
Frederick B. Karl, Jr....................  1997   $150,000    $10,000                 140,000 shares
  Vice President and General Counsel
Franklyn M. Krieger......................  1997   $107,346         --                  10,000 shares
  Secretary and Associate General Counsel

     The following table sets forth the stock options granted to the Named Executive Officers during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL REALIZED
                                                                                                   VALUE AT ASSUMED
                                                                                                     ANNUAL RATES
                                                                                                    OF STOCK PRICE
                                         NUMBER          % OF TOTAL                                APPRECIATION FOR
                                      OF SECURITIES    OPTIONS GRANTED                                OPTION TERM
                                       UNDERLYING       TO EMPLOYEES     EXERCISE   EXPIRATION   ---------------------
               NAME                  OPTIONS GRANTED   IN FISCAL YEAR     PRICE        DATE         5%         10%
               ----                  ---------------   ---------------   --------   ----------   --------   ----------
Michael A. Singer..................              --           --              --          --           --           --
John H. Kang.......................              --           --              --          --           --           --
Lee A. Robbins.....................  100,000 shares          5.7%         $11.00     1/30/07     $691,784   $1,753,117
                                      20,000 shares          1.1%         $11.00     5/01/07     $138,357   $  350,623
Frederick B. Karl, Jr..............  140,000 shares          7.9%         $11.00     1/30/07     $968,498   $2,454,363
Franklyn M. Krieger................   10,000 shares           .6%         $11.00     1/30/07     $ 69,178   $  175,312

     The following table sets forth information concerning aggregated option exercises in the fiscal year ended December 31, 1997 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                   NUMBER OF
                                                                                   SECURITIES          VALUE OF
                                                                                   UNDERLYING         UNEXERCISED
                                                                                  UNEXERCISED        IN-THE-MONEY
                                                                                    OPTIONS            OPTIONS/
                                                                                   AT FISCAL           AT FISCAL
                                                                                  YEAR-END(#)         YEAR-END($)
                                                   SHARES ACQUIRED    VALUE     ----------------   -----------------
                                                     ON EXERCISE     REALIZED   EXERCISABLE(E)/     EXERCISABLE(E)/
                      NAME                               (#)           ($)      UNEXERCISABLE(U)   UNEXERCISABLE(U)
                      ----                         ---------------   --------   ----------------   -----------------
Michael A. Singer................................          --             --         --/--               --/--
John H. Kang.....................................          --             --         --/--               --/--
Lee A. Robbins...................................          --             --     30,000/90,000        --/$210,000
                                                                                                      --/$630,000
Frederick B. Karl, Jr............................          --             --     30,000/35,000        --/$245,000
                                                                                35,000/105,000        --/$735,000
Franklyn M. Krieger..............................       2,500        $45,125       --/7,500           --/$52,500

1996 LONG-TERM INCENTIVE PLAN

     As of September 1996, the Board and the Company's stockholders approved the Company's 1996 Long-Term Incentive Plan (the "Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not exceed the greater of 2,000,000 shares or 10% of the aggregate number of shares of Common Stock issued and outstanding. Assuming stockholder approval of the proposed amendment to the Plan, the referenced 10% limitation will be raised to 12% of the aggregate number of shares of Common Stock issued and outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Compensation Committee. The number of shares reserved or deliverable under the Plan and the annual per-participant limit is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events. The purpose of the Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will be accelerated.

     The Compensation Committee administers the Plan and generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The number of shares deliverable upon exercise of ISOs is limited to 500,000, and the number of shares deliverable as nonperformance based restricted stock and deferred stock, is limited to 500,000. Shares of Common Stock that are attributable to awards that have expired, terminated or been canceled or forfeited or otherwise terminate without delivery of shares are available for issuance or use in connection with future awards. The Plan also provides that no participant may be granted in any calendar year awards settleable by delivery of more than 250,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

     The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Plan, except (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods; and
(ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code, as amended. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company is in compliance with certain requirements under Section 162(m).

     The Plan will remain in effect until terminated by the Board. The Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     In connection with the IPO, NQSOs to purchase a total of 1,536,900 shares of Common Stock of the Company were granted on February 4, 1997 as follows:
140,000 shares to Mr. Karl, 100,000 shares to Mr. Robbins, 10,000 shares to Mr. Krieger and 1,286,900 shares to other employees of and a consultant to the Company and the Founding Companies. Each of the foregoing options has an exercise price of $11 per share. All of these options vest as to 25% each on the date that is six months, 18 months, 30 months and 42 months after the date of grant, and generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment. If termination is for cause, all options will terminate immediately. In addition, under the employment agreements described above, if termination is without cause or if the employee leaves for good reason all vested options will become immediately vested and exercisable and remain exercisable for the longer of three months or the duration of the severance periods provided thereunder. Subsequent to the IPO, NQSOs to purchase a total of 130,000 share were granted as follows: 100,000 shares to Mr. Sessions, 20,000 shares to Mr. Robbins and 10,000 to Mr. Jones. The options were granted to Mr. Sessions on April 30, 1997 at an exercise price of $11.00 per share, the options were granted to Mr. Robbins on May 1, 1997 at an exercise price of $11.00 per share and the options were granted to Mr. Jones, in his capacity as a consultant to the Company, on April 30, 1997 at an exercise price of $8.875 per share. These subsequently granted options will vest and terminate as described above, except with respect to the options granted to Mr. Jones, which will fully vest on April 30, 1998 and will expire 10 years after the date of grant. In addition, 50,000 shares of Common Stock were awarded to Mr. Sessions on April 18, 1997, the date of the execution of his employment agreement with the Company. These shares will vest in six equal annual installments beginning on April 18, 1998, the first anniversary of the execution of Mr. Sessions employment agreement.

AMENDED AND RESTATED 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's Amended and Restated 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board and approved by the Company's stockholders as of September 1996, provides for the automatic grant to each non-employee director of an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following the Offering, provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding two months. The number of shares to be subject to initial or annual options granted after the first annual meeting of stockholders following the Offering may be altered by the Board. A total of 250,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

     Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years after the date of grant or one year after termination of service as a director. Options will become exercisable one year after the date of grant, subject to acceleration by the Board, and will be forfeited upon termination of service as a director for reasons other than death or disability unless the director served for at least 11 months after the date of grant or the option was otherwise exercisable at the date of termination. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of such directors' fees, shares, options or credits representing "deferred shares" to be settled at future dates, as elected by the director. The number of shares, options or deferred shares received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

     In connection with the appointment of Messrs. Jones, Kurzweil and Peifer as directors on April 30, 1997, stock options to purchase 10,000 shares of Common Stock each were granted to Messrs. Jones, Kurzweil and Peifer. These stock options have an exercise price of $8.875 per share, the fair market value of the Common Stock on the date of grant, and fully vest on April 30, 1998. Subsequent to their initial appointment as directors, Messrs. Jones, Kurzweil and Peifer were granted stock options to purchase 5,000 shares each on July 29, 1997 and stock options to purchase 2,000 shares each on September 3, 1997. The stock options granted on July 29, 1997 have an exercise price of $17.00 per share, the fair market value on the date of grant, and fully vest on July 29, 1998, while the stock options granted on September 3, 1997 have an exercise price of $17.25 per share, the fair market value on the date of grant, and fully vest on September 3, 1998.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Securities

Exchange Act of 1934, as amended (the "Exchange Act"), and shall not otherwise be deemed filed under either of such acts.

     The Compensation Committee is responsible for making recommendations to the Board concerning executive compensation, including base salaries, bonuses and the bases for their award, stock option plans and other benefits. Each of the members of the Compensation Committee is an independent outside director of the Company.

     The Compensation Committee generally considers the overall performance of the Company during the current fiscal year, the individual executive officer's contribution to the achievement of operating goals and business objectives and the levels of compensation of companies which, in the view of the Compensation Committee, are similar in size and development to the Company. The Compensation Committee has not targeted a specific compensation level comparable to such companies, but intends to review such data for assurance that the Company's compensation package is competitive in the industry.

     Mr. Singer, who has been the Chief Executive Officer since February 1997, was paid a salary of $141,269 during the fiscal year ended December 31, 1997, pursuant to his employment contract with the Company, which provides for an annual salary of $150,000. Mr. Singer has not been granted any options to purchase shares of the Common Stock, due to Mr. Singer's significant equity ownership in the Common Stock (approximately 27.4% of the total issued and outstanding shares of Common Stock as of the date hereof). The Compensation Committee has determined that any grants of stock options to Mr. Singer within the per person percentage limitations of the Plan would be of limited incentive value.

     It is the Compensation Committee's view that senior executives' interests should complement those of stockholders. Accordingly, it is anticipated that, with the exception of Messrs. Singer and Kang, a substantial portion of senior executive compensation above a base salary will continue to be provided through the grant of stock options and may in the future be provided through bonuses tied to certain indicators of Company performance, thus creating incentives for executives to achieve long-term Company objectives and increase stockholder value.

                                          Courtney F. Jones
                                          Raymond Kurzweil
                                          Chris A. Peifer

                                          As Members of the Compensation
                                          Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. During the last fiscal year, none of the executive officers of the Company have served on the board of directors or compensation committee of any other entity, any of whose officers served either on the Board of the Company or on the Compensation Committee of the Company.

PERFORMANCE GRAPH

                            CUMULATIVE TOTAL RETURN

            BASED ON INITIAL INVESTMENT OF $100 ON JANUARY 29, 1997

                                                                              COMPUTER
        MEASUREMENT PERIOD           MEDICAL MANAGER                         (SOFTWARE &
      (FISCAL YEAR COVERED)            CORPORATION       S&P 500 INDEX        SERVICES)
JANUARY 29, 1997                        $100.00            $100.00             $100.00
DECEMBER 31, 1997                       $163.64            $127.74             $128.08

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     Simultaneously with the closing of the Offering, the Company acquired by merger all of the issued and outstanding stock of the five Founding Companies, at which time each Founding Company became a wholly-owned subsidiary of the Company (the "Mergers"). The aggregate consideration paid by the Company in the Mergers was approximately $175.7 million, consisting of approximately $46.9 million in cash and 11,705,470 shares of Common Stock. The factors considered by the Company in determining the consideration paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Certain of the Founding Companies have made distributions or issued notes totaling approximately $5.5 million, representing S corporation earnings previously taxed to their respective stockholders.

     Pursuant to the agreements entered into in connection with the Mergers, the stockholders of the Founding Companies agreed not to compete with the Company for five years, commencing February 4, 1997.

     The aggregate consideration paid by the Company for each of the Founding Companies was as follows: MMR&D: $105.1 million, consisting of $35.0 million paid in cash and 6,370,000 shares of Common Stock; MMS&M: $33.7 million, consisting of $9.3 million paid in cash and 2,210,000 shares of Common Stock; MMSE $28.5 million, consisting of 2,595,645 shares of Common Stock; Medical Manager Northeast, Inc.: $5.6 million, consisting of $1.8 million paid in cash and 350,000 shares of Common Stock; and Medical Manager Midwest, Inc. ("MMMW"):
$2.8 million, consisting of $0.8 million paid in cash and 179,825 shares of Common Stock.

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain executive officers, directors and holders of more than 5% of the outstanding shares of Common Stock of the Company received, directly or indirectly, cash and shares of Common Stock of the Company as follows: Mr. Singer -- $35.0 million and 6,370,000 shares of Common Stock; Mr. Kang -- 490,621 shares of Common Stock; Mr. Mehrlich -- $9.3 million and 2,210,000 shares of Common Stock; and Mr. Peifer -- 51,636 shares of Common Stock.

     In connection with the Mergers, the Company has agreed that for so long as Mr. Singer beneficially owns at least 10% of the issued and outstanding Common Stock of the Company, Mr. Singer will have the right to designate two individuals to serve as directors on the Board if the Board consists of six or more members and one individual to serve as a director if the Board consists of five or fewer members. Since the Board currently consists of seven members, Mr. Singer has the right to designate two members of the Board.

CERTAIN INDEBTEDNESS

     Prior to the IPO, certain of the Founding Companies incurred indebtedness that was personally guaranteed by their respective stockholders. At February 1, 1997, the aggregate amount of indebtedness of the Founding Companies that was subject to such personal guarantees was approximately $5.5 million. The Company repaid substantially all of such indebtedness immediately prior to the consummation of the Mergers. The Company also repaid certain indebtedness owed to Messrs. Singer and Kang, which aggregated approximately $2,707,000 and $400,000, respectively, immediately prior to the consummation of the Mergers.

     Upon consummation of the IPO, MMR&D elected to terminate its S Corporation status. In connection therewith, the Company made a note payable to Mr. Singer, as the sole stockholder of MMR&D, in the amount of $693,000 for dividends equal to the estimated balance in the S Corporation's accumulated deficit account as of February 4, 1997. The note accumulates interest at the rate of 5.85% per annum and is payable on demand.

     In addition, Messrs. Singer and Kang each made an interest-free loan of $50,000 to the Company to be used for working capital purposes. Such loans were repaid out of the proceeds of the Offering.

REAL ESTATE AND OTHER TRANSACTIONS

     MMR&D leases property in Alachua, Florida that is owned by a company controlled by Mr. Singer and a member of his family. MMR&D is responsible for all real estate taxes, insurance and maintenance relating to the property. The term of the lease is through March 31, 1999 and provides for two one-year extensions in favor of MMR&D. The lease commenced on April 1, 1996 and provides for annual rentals of approximately $320,000. The Company believes that the rent for such property does not exceed the fair market rental value thereof.

     Certain property owned by MMMW with a net book value of $283,000 was distributed to an entity controlled by the stockholders of MMMW and is leased to the Company. The lease is for a term of five years with three renewal options for five years each and provides for annual rent of approximately $83,160. MMMW is responsible for all real estate taxes, insurance and maintenance. The Company believes that the rent for such property does not exceed the fair market rental value thereof.

     In September 1997, the Company, through MMMW, acquired Professional Management Systems, Inc. ("PMSI"), an independent dealer for The Medical Manager system in the greater Chicago, Illinois area. Mr. Mehrlich owned a 90% equity interest in PMSI prior to the Company's acquisition thereof. In connection with the acquisition of PMSI, the Company issued shares of Common Stock valued at $1,200,000. The Company believes that the acquisition of PMSI was consummated on terms no less favorable than could have been obtained in a transaction with an unaffiliated party.

COMPANY POLICY

     The Company intends that any transactions with executive officers, directors and holders of more than 5% of the Common Stock will be approved by a majority of the Board, including a majority of the disinterested members of the Board.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 30, 1998 regarding the beneficial ownership of the Common Stock of the Company by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all of the Company's directors and executive officers as a group. Each person listed below has an address in care of the Company's principal executive offices, except as otherwise indicated, and has sole voting and investment power with respect to his shares unless otherwise indicated.

                                                              SHARES BENEFICIALLY OWNED
                                                              --------------------------
NAME                                                             NUMBER        PERCENT
----                                                          ------------    ----------
Michael A. Singer(1)........................................   5,895,000          27.4%
John H. Kang................................................     515,614           2.4%
Lee A. Robbins(2)...........................................      35,000             *
John P. Sessions(3).........................................      34,333             *
Frederick B. Karl, Jr.(4)...................................      32,000             *
Franklyn M. Krieger(5)......................................           0             *
Courtney F. Jones(6)........................................      20,000             *
Raymond Kurzweil(7).........................................      10,000             *
Richard W. Mehrlich(8)......................................   1,805,783           8.4%
Chris A. Peifer(9)(10)......................................     106,636             *
All directors and executive officers as a group
  (10 persons)..............................................   8,454,366          39.1%

---------------

 (1) Includes 5,870,000 shares owned by MAS 1997 Family Limited Partnership, 20,000 shares held by MDDS Ltd. and 5,000 shares held by Michael A. Singer, custodian for Durga Singer UGMA/FL.
 (2) Includes 30,000 shares underlying options which are exercisable. Does not include 90,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
 (3) Includes 8,333 of the 50,000 shares of Common Stock awarded to Mr. Sessions on April 18, 1997, the date of the execution of his employment agreement with the Company, which share award vests in six equal annual installments beginning on April 18, 1998, and 25,000 shares underlying options which are exercisable. Excludes the remaining 41,667 shares awarded to Mr. Sessions on April 18, 1997 and 75,000 shares issuable in connection with options which are not exercisable within 60 days of the date hereof.
 (4) Includes 31,500 shares underlying options which are exercisable. Does not include 105,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
 (5) Excludes 7,500 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
 (6) Includes 20,000 shares underlying options which are exercisable. Excludes 7,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
 (7) Includes 10,000 shares underlying options which are exercisable within 60 days of the date hereof. Excludes 7,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.
 (8) Includes 1,660,000 shares held directly, 63,914 shares held through Professional Management Systems, Inc. ("PMSI") (of which Mr. Mehrlich is the majority shareholder) and 81,869 shares held by Mr. Mehrlich's spouse who shares the same household.
 (9) Includes 10,000 shares underlying options which are exercisable within 60 days of the date hereof. Excludes 7,000 shares issuable in connection with options that are not exercisable.
(10) Mr. Peifer acquired 51,636 of the 106,636 beneficially owned shares in connection with the Company's acquisition of Medical Manager Southeast, Inc., which was one of the Founding Companies.

 * Less than 1%

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial report of ownership and reports of change in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such reports they file.

     Due to a clerical oversight, certain Section 16(a) filings for Messrs. Jones, Kurzweil and Peifer were not timely made during the fiscal year ended December 31, 1997. In addition, Mr. Mehrlich was late in reporting his beneficial ownership of stock which was acquired by PMSI, a corporation of which he is the majority stockholder, in September 1997. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all other Section 16(a) filings with respect to the Company's fiscal year ended December 31, 1997 were timely made.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

     At the Annual Meeting, three directors will be elected to serve on the Company's Board. The three directors will be elected to serve until the 2001 Annual Meeting of stockholders (or until their successors are elected and qualified).

     It is intended that proxies will be voted for the following nominees, each to serve a three year term ending at the 2001 Annual Meeting of Stockholders:
Richard W. Mehrlich, Raymond Kurzweil and Chris A. Peifer. Brief biographies of each of the nominees for director are set forth under the heading "Directors and Executive Officers" above.

     The affirmative vote of a plurality of the votes cast by the shares of the Company's issued and outstanding Common Stock present at the meeting, either in person or by proxy, is required to approve this proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF RICHARD W. MEHRLICH, RAYMOND KURZWEIL AND CHRIS A. PEIFER AS DIRECTORS.

            PROPOSAL 2.  AMENDMENT OF 1996 LONG-TERM INCENTIVE PLAN

     The Board of Directors has unanimously adopted, subject to stockholder approval, an amendment to the Section 4(a) of the Plan, to provide that the limitation on the total amount of Common Stock that may be subject to outstanding awards, which is currently 2,000,000 shares or 10% of the total number of shares of Common Stock issued and outstanding, be increased to 2,000,000 shares or 12% of the total number of shares of Common Stock issued and outstanding. A description of the Plan is set forth under the heading "Executive Compensation -- 1996 Long-Term Incentive Plan" above. Based on the 21,482,695 issued and outstanding shares of the Common Stock as of April 29, 1998, the number of shares for which options may be granted will be increased from 2,248,269 shares to 2,697,923 shares.

     The Board of Directors believes that increasing the percentage limitation in the Plan from 10% to 12% will increase the Company's ability to attract, retain and reward executive officers and other key employees and consultants and others providing services of substantial value to the Company and its subsidiaries and to enable such persons to acquire or increase a proprietary interest in the Company, thereby promoting a close identity of interests between such persons and the Company's stockholders.

     The proposed amendment to the Plan is subject to approval by the affirmative vote of the holders of a majority of the total shares of Common Stock in attendance at the Annual Meeting, voting in person or by proxy. If the proposed amendment to the Plan is so approved, it will be effective as of the date of its adoption by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S 1996 LONG-TERM INCENTIVE PLAN.

                     PROPOSAL 3.  RATIFICATION OF AUDITORS

     The Board has approved the Company's engagement of the firm of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since the Company's inception in 1996, and is familiar with the Company's business and management. The Board believes that Coopers & Lybrand L.L.P. has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

     Representatives of Coopers & Lybrand L.L.P. are expected to appear at the Annual Meeting, to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.

     Although stockholder approval of the Company's auditors is not required, the Board is submitting such engagement to a vote of the Company's stockholders. Approval of this proposal will require the affirmative vote of a majority of the Company's outstanding Common Stock in attendance at the meeting, voting in person or by proxy.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                 OTHER MATTERS

     The Board is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy-holders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders of the Company must be received by the Company not later than February 9, 1999 at its principal executive offices, 3001 North Rocky Point Drive East, Suite 400, Tampa, Florida 33607, Attention: Franklyn M. Krieger, Secretary and Associate General Counsel, for inclusion in the proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders.

                             ADDITIONAL INFORMATION

     The Company will furnish without charge to any stockholder submitting a written request, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written request should be directed to the Company, attention: Franklyn M. Krieger, Secretary and Associate General Counsel at the address set forth above.

                                     PROXY

                          MEDICAL MANAGER CORPORATION

          This proxy is solicited on behalf of the Board of Directors

   Michael A. Singer and John H. Kang, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Medical Manager Corporation to be held on June 9, 1998 or any postponements or adjournments thereof, as indicated on the reverse side.
   THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES AND FOR PROPOSALS 2 AND 3 SET FORTH ON THE OTHER SIDE. AS TO ANY OTHER MATTER, SAID PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.
   The undersigned hereby acknowledges receipt of the Notice of the 1998 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 1997 furnished herewith.
                (Continued and to be signed on the reverse side)





                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                          MEDICAL MANAGER CORPORATION

                                  JUNE 9, 1998




        Please mark your
A [X]   votes as indicated
        in this example.


                A vote FOR all nominees and FOR Proposals 2 and 3 is recommended by the Board of Directors

                         FOR       WITHHELD                                                             FOR   AGAINST  ABSTAIN
1. To re-elect           [ ]         [ ]                         2. To approve the proposed amendment   [ ]     [ ]      [ ]
   Richard W. Mehrich,                                              to the Company's 1996 Long-Term
   Raymond Kurzweil                                                 Incentive Plan.
   and Chris A. Peifer as Directors.
For, except vote withheld from the following nominee:            3. To ratify the selection of Coopers  [ ]     [ ]      [ ]
                                                                    & Lybrand L.L.P. as the Company's
-----------------------------------------------------               independent auditors for the fiscal
                                                                    year ending December 31, 1998.

                                                                 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                                 Change of Address and or Comments Mark Here.

                                                                 --------------------------------------------

                                                                 --------------------------------------------

                                                                 --------------------------------------------
                                                                 PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS

SIGNATURE(S)                                                                                    DATE                           ,1998
            ------------------------------------------  ----------------------------------------     --------------------------
                                                               SIGNATURE IF JOINTLY HELD
NOTE:  Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign, If acting as attorney, executor, trustees, or in any representative capacity, sign name and title.
